Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175734) pertaining to the Skullcandy, Inc. 2011 Incentive Award Plan, 2008 Equity Incentive Plan, and the Amended and Restated 2005 Stock Plan and the Registration Statement (Form S-8 No. 333-188532) pertaining to the Skullcandy, Inc. Nonqualified Inducement Stock Option Agreement and Skullcandy, Inc. Inducement Restricted Stock Unit Award Agreement, of our reports dated March 14, 2014, with respect to the consolidated financial statements of Skullcandy, Inc., and the effectiveness of internal control over financial reporting of Skullcandy, Inc., included in this Annual Report (Form 10-K), for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Salt Lake City, Utah
March 14, 2014